SCHEDULE 14A INFORMATION

           PROXY STATEMENT PURSUANT TO SECTION 14(A)
             OF THE SECURITIES EXCHANGE ACT OF 1934
                        (Amendment No. )
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                    Filed by the Registrant                 / X /
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           Filed by a party other than the Registrant       /   /
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CHECK THE APPROPRIATE BOX:
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/   /     Preliminary Proxy Statement
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/   /     Confidential, for Use of the Commission Only (as
----      permitted by Rule 14a-6(e) (2))

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/   /     Definitive Proxy Statement
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/ X /     Definitive Additional Materials
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/   /     Soliciting Material Pursuant to Sec. 240.14a-11(c) or
----      Sec. 240.14a-12

                    PUTNAM FUNDS TRUST
        (Name of Registrant as Specified In Its Charter)

           (Name of Person(s) Filing Proxy Statement, if other than Registrant)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):

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/ X /     No fee required
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/   /     Fee computed on table below per Exchange Act Rule 14a
----      6(i)(1) and 0-11

          (1) Title of each class of securities to which transaction applies:

          (2) Aggregate number of securities to which transaction applies:

          (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

          (4) Proposed maximum aggregate value of
          transaction:

          (5) Total fee paid:

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/   /     Fee paid previously with preliminary materials.
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/   /     Check box if any part of the fee is offset as
---- provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

          (1) Amount Previously Paid:

          (2) Form, Schedule or Registration Statement No.:

          (3) Filing Party:

          (4) Date Filed:

                                        George Putnam
                                        Chairman of the Trustees
                                        The Putnam Funds
                                        One Post Office Square
                                        Boston, Massachusetts 02109


(standard Putnam letterhead)

Date xx, xxxx

Dear Shareholder,

You recently received a proxy statement requesting your vote on important proposals. Our records show that we have not received your completed proxy card. Your vote is important, so we ask that you please record your voting instructions. We have included another copy of the proxy card and a business reply envelope for your convenience.

The Trustees are recommending the merger of the Putnam High Yield Total Return Fund into Putnam High Yield Trust II. The merger would result in an exchange of your current shares, at net asset value, for shares of the Putnam High Yield Trust II.

PUTNAM MANAGEMENT AND THE TRUSTEES BELIEVE THAT THE MERGER
OF THE RELATIVELY SMALL PUTNAM HIGH YIELD TOTAL RETURN FUND
INTO A LARGER FUND WITH SIMILAR INVESTMENT FOCUS WILL BE
MORE COST EFFECTIVE AND IN THE BEST INTEREST OF
SHAREHOLDERS.

In closing, we ask you to consider the proposals, as set out in the proxy statement, carefully. Should you have any questions, please consult your financial advisor or contact a Putnam customer service representative at 1-800-225-1581.

Sincerely,

/s/George Putnam
George Putnam